EXHIBIT 10.1
EXECUTION VERSION
EXECUTIVE TRANSITION SERVICES AGREEMENT
This Executive Transition Services Agreement (the “Agreement”) is entered into by and among Invitation Homes Inc. (“INVH”), a REIT, that conducts its operations through Invitation Homes Operating Partnership LP (“INVH LP”) (INVH and INVH LP collectively referred to as the “Company”) and Ernest M. Freedman (the “Executive”), dated February 1, 2023 and effective as of the Resignation Date (as defined below).

WITNESSETH:
WHEREAS, the Executive has been employed as Executive Vice President, Chief Financial Officer and Treasurer of the Company and various of the Company’s affiliates;
WHEREAS, the Executive has advised the Board of Directors of the Company (the “Board”) of his desire to resign from all current positions held with the Company and any subsidiaries or other affiliates of the Company (including, without limitation, an entity in which any subsidiary is a direct or indirect member, manager, general partner, limited partner, stockholder or other representative), effective June 1, 2023 (the “Resignation Date”);
WHEREAS, the Company wishes to secure the Executive’s continuing services for a period of time and to provide certain other benefits to the Executive; and
WHEREAS, it is the desire of the Company and the Executive to set forth their mutual agreement with respect to all matters relating to (i) the Executive’s resignation from all positions held with and resignation as an officer of, the Company and the Company’s affiliates; (ii) the terms under which the Executive will act as a consultant to the Company following the Resignation Date; and (iii) the Executive’s release of claims, all upon the terms set forth herein;
NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, it is hereby agreed as follows:
1.Transition of Current Employment. Effective at close of business on the Resignation Date, the Executive hereby resigns from his position as Executive Vice President, Chief Financial Officer and Treasurer of the Company and from all other current positions and fiduciary or other roles in which he may serve with respect to the Company and the Company’s subsidiaries and other affiliates (including, without limitation, an entity in which any subsidiary is a direct or indirect member, manager, general partner, limited partner, stockholder or other representative), without the need to execute any additional documents to evidence the foregoing. From the date hereof until the Resignation Date, the Company shall continue to pay the Executive’s regular base salary, and the Executive generally will continue to be eligible for all employee benefits to which the Executive is currently entitled. Executive shall not be eligible for any equity grant from the Company during calendar year 2023 or thereafter. Commencing on the Resignation Date and for ten (10) consecutive months thereafter ending on March 31, 2024 (collectively, the “Transition Period”), the Executive shall provide consulting services to the Company, on the terms and subject to the conditions as described in Section 4 below, and shall report to the Chief Financial Officer and the Chief Executive Officer of the Company. The Executive shall execute such additional documentation with respect to his resignation from his current positions as reasonably requested by the Company and shall remain subject to the Company’s policy regarding insider trading for the duration of the Transition Period and such further period as it may be applicable to him.

2.Effect on Existing Agreements. Following the Resignation Date, the rights of the Executive to payments from the Company and its affiliates with respect to his resignation, and the Transition Period, shall be governed solely by the terms of this Agreement and shall be subject to the conditions described herein. For the avoidance of doubt, the Executive shall not be entitled to any severance payments or benefits described in the Company’s Executive Severance Plan, or any other Company benefit plan or program in connection with the Executive’s resignation, except as specifically provided herein. Except for the payment rights described above, all other obligations of the Executive owed to the Company pursuant to any existing agreement shall remain in full force and effect.

3.Reserved.

4.Consulting; Cooperation. For the Transition Period, the Company and the Executive agree that the Company is hereby engaging the Executive as a consultant to the Company on special projects, as may be requested by the Company from time to time in connection with matters related to his prior employment as an officer and/or fiduciary of the Company or one or more of its affiliates. It is anticipated that the provision of such services shall not exceed, on average, 25 hours per week. The Executive’s obligation to provide consulting services as described herein shall terminate automatically and without any further action on the part of the Executive or the Company on the date that is ten (10) months following the Resignation Date, which is the end of the Transition Period. The Company and the Executive agree that his personal consulting services have peculiar value based on the special, unique, unusual, extraordinary, or intellectual character of the Executive’s long service to the Company and its affiliates and his services as an officer, director, or employee of the Company and its affiliates. If, as determined in the Company’s reasonable discretion, the Executive (i) fails or refuses to provide the consulting services described in this Section; (ii) is terminated by the Company for Cause (as defined in the 2017 Omnibus Incentive Plan of Invitation Homes, Inc. as amended (and any predecessor or successor plan thereto, the “Plan”)), or (iii) accepts full-time employment with another employer: (a) the Company shall be released from its obligation to make any further payments to the Executive under Section 5(a) below, except to the extent of any payment required to satisfy minimum compensation requirements of applicable federal or state laws or regulations; (b) any unvested portion of any equity awards granted to the Executive under the Plan (as defined in Section 5(b) below) as of the date of such termination shall be immediately forfeited and thereafter not be distributed to the Executive (provided however, that any unvested portion of the earned equity awards under the Company’s 2019 Outperformance Program will accelerate and become fully vested); and (c) the Executive shall not be eligible for the Annual Bonus provided in Section 5(d) below. The Company may also pursue any other remedy described in this Agreement or otherwise available at law or in equity.

5.Payments and Benefits. In consideration for the Executive’s performance of consulting services described in Section 4 above during the Transition Period and his other obligations and releases provided pursuant to this Agreement, and subject to early termination pursuant to Sections 4 and 10 herein:

a.Pay. The Company will pay the Executive at a monthly rate of $29,167.

b.Long-Term Incentives; Outstanding Equity Awards. As of the Resignation Date: (i) all equity awards previously granted to the Executive under Plan, other than awards from the participation in the Company’s 2022 Outperformance Program, and outstanding on the Resignation Date, (the “In-Flight Equity Awards”) shall remain outstanding (subject to any earlier expiration thereof); (ii) the In-Flight Equity Awards shall continue to vest in accordance with their terms during the Transition Period; (iii) at the end of the Transition

Period, any then-unvested time-based In-Flight Equity Awards will be forfeited; and (iv) any then-unvested performance-based In-Flight Equity Awards (i.e., the 2022-2024 Performance-Based Award) that remain outstanding on the Resignation Date shall remain outstanding and be eligible to be earned and subsequently vested based on actual Company performance during the applicable performance period, without proration for partial years of service. Except as set forth herein, the terms of the Plan and any award agreements thereunder shall remain in full force and effect with regards to all equity awards granted pursuant to the Plan.

c.Expense Reimbursement. The Company shall reimburse the Executive for his reasonable out-of-pocket expenses in connection with his activities and the services that he is requested to perform under Section 4; provided that the request for reimbursement of such expenses is accompanied by documentation satisfactory to the Company and, provided further, that any expense in excess of $1,000 must be approved in advance in writing by the Company. Executive shall return his corporate credit card to the Company upon the Resignation Date.

d.2023 Annual Incentive Plan. The Executive shall be eligible to receive a 2023 annual bonus (the “Annual Bonus”) to be calculated and paid in the normal course based on 90% company performance goals, set by the Compensation and Management Development Committee of the Board, using the actual company score and 10% individual performance calculated at target. Annual bonus target level is 125% of Executive’s eligible earnings prior to the Resignation Date.

e.No Other Payments or Benefits. Executive acknowledges that, other than the payments and benefits expressly set forth in this Agreement, he is not entitled to any other payments or benefits from the Company on account of his termination of employment.

f.Consideration. The payment and benefits set forth in this Section 5, shall be in consideration of and contingent upon the Executive’s timely execution and non-revocation of both this Agreement (which contains a general release of any and all known claims) and a bring-down release on or following the Resignation Date (as set forth below). If the Executive fails to timely execute (or the Executive revoke) either release or if the Executive violates any restrictive covenants to which the Executive may be subject, the Executive shall not be eligible for any payments or benefits set forth in this Section 5.

g.COBRA Continuation Payment. A one-time cash payment of $11,847, an amount equal to the total amount of the monthly COBRA insurance premiums, less employee premiums, for participation in the welfare benefit programs of the Company which Executive participated as of the Resignation Date for ten (10) months, with payment to occur as soon as practicable after the Resignation Date in accordance with Company’s standard payroll intervals.

6.Release of Claims

a.Except for the obligations of the Company as stated in this Agreement, the Executive agree, of the Executive’s own free will, to voluntarily waive, release, and forever discharge the Company, its parents, affiliates, subsidiaries, and related business entities, and all of their respective past and present shareholders, officers, directors, owners, partners, attorneys, authorized representatives, employees, agents, and their respective predecessors, successors, and assigns (collectively, the “Releasees”) from all actions, lawsuits, proceedings, causes of action(s), claims, causes, debts, charges, complaints, judgments, damages, contracts and promises of any kind, whether known or unknown, which the Executive, the Executive’s heirs, executors, administrators, successors and assigns may have from all time in the past through the date of execution of this Agreement, including, but not limited to all matters or claims relating to or arising out of the Executive’s employment with the Company or the termination of the Executive’s employment with the Company, whether for tort (including negligence), breach of express or implied contract, intentional infliction of emotional distress, unpaid wages or other compensation, wrongful termination, defamation, libel or slander, or under any federal, state, or local law, as amended, pertaining to discrimination based on age, race, sex, national origin, handicap, religion, disability, sexual orientation, gender identity or expression, or any other category protected under federal, state, or local law. This release of claims includes, but is not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act of 1990, the Americans With Disabilities Act, as amended, the Family Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Federal False Claims Act, the Occupational Safety and Health Act, the Equal Pay Act, all as amended, and other federal, state, and local laws, statutes or ordinances; federal and state constitutions; the common law; and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law. The Executive do not waive or release any claims which arise after the signing of this Agreement. The Executive acknowledge there might have been claims about which the Executive did not know and the Executive further expressly waive and assume the risk of any and all claims for damages which may exist as of the date of execution of this Agreement but which the Executive do not know of or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, whether of the Executive or any other person, and which, if known, would materially affect the Executive’s decision to enter into this Agreement. Even knowing that, the Executive agree to execute this Agreement.

b.The Executive represent that the Executive have not filed or permitted to be filed against any of the Releasees, individually or collectively, any lawsuit, complaint, charge, proceeding, or the like, before any local, state, or federal agency, court, or other body (each, a “Proceeding”), and the Executive covenant and agrees that the Executive will not do so at any time hereafter with respect to the subject matter of the Release and claims released pursuant to the Release (including, without limitation, any claims relating to the termination of the Executive’s employment), except as may be necessary to enforce the Agreement, to seek a determination of the validity of the waiver of the Executive’s rights under the ADEA, or to initiate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any similar governmental agency. Nothing in this Release shall prohibit or impede the Executive from communicating, cooperating or filing a complaint on possible violations of U.S. federal, state or local law or regulation to or with any governmental agency or regulatory authority (collectively, a “Governmental Entity”), including, but not limited to, the SEC, EEOC, OSHA, or the NLRB, or from making other disclosures to any Governmental Entity that are protected under the whistleblower provisions of U.S. federal, state or local law or regulation, provided that in each case such communications and disclosures are consistent with applicable law and the Executive waive any right to recover or receive any monetary damages or other relief, including, but not limited to, back pay, front pay, and attorneys’ fees.

c.The Executive understand and acknowledge that (a) an individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Moreover, the Executive shall not be required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure. Except as otherwise provided in this paragraph or under applicable law, under no circumstance are the Executive authorized to disclose any information covered by the Company’s or its affiliates’ attorney-client privilege or attorney work product or the Company’s trade secrets without prior written consent of the Company’s Chief Executive Officer.

7.Notice and Right to Consider. It is the Company’s desire and intent to make certain that the Executive fully understands the provisions and effects of this Agreement, which includes a release of claims. To that end, the Executive is hereby advised to consult with his attorney prior to executing this Agreement. In addition, the Executive has up to twenty-one (21) calendar days (the “Consideration Period”) from the date this Agreement is delivered to him to consider the provisions of the Agreement, sign it, and return the signed Agreement to the Chief Executive Officer of the Company. The Executive may sign the Agreement any time within the Consideration Period. In the event that the Executive signs and returns this Agreement within less than the full Consideration Period, the Executive acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire Consideration Period. The Executive agrees that any changes to this Agreement, whether material or not, will not re-start the Consideration Period described in this paragraph. If the Executive does not sign and return this Agreement within the Consideration Period, the consulting arrangement set forth in Section 4 above and the pay and benefits set forth in Section 5 above will no longer be available to him and will not take effect. The Executive shall have seven (7) calendar days from the date he signs this Agreement to revoke his acceptance by notifying the Chief Executive Officer of the Company in writing that “I hereby revoke my acceptance of our Agreement.” The revocation statement must be dated, signed by the Executive, and received by the Company within the seven (7) calendar day revocation period to be effective.

8.Reserved.

9.Business Protection Provisions. All references to the Company in this Section 9, and each of its subparagraphs, refer to the Company and the Company’s subsidiaries and other affiliates. The Executive acknowledges and agrees that the Company has developed or been entrusted with intellectual property, trade secrets and other proprietary or confidential information to assist it in its business. The Executive further acknowledges and agrees that the Company has substantial relationships with prospective or existing customers, as well as customer good will associated with its ongoing businesses. The Executive therefore acknowledges and agrees that the Company has a right to protect these legitimate business interests. The Executive expressly agrees that the covenants in this Section 9 shall continue in effect as set forth herein regardless of whether the Executive is then entitled to receive any further payments or benefits from the Company. It is further understood that the covenants contained in this Section 9 bind the Executive as long as he is employed by the Company and, in certain instances, for a period of time thereafter. For purposes of this Agreement, the “Restriction Period” shall mean twelve (12) months following the end of the Transition Period.

a.Confidentiality.
(i) “Confidential Information” means any trade secrets, intellectual property, know-how, technical data or confidential or proprietary information of the Company or its subsidiaries or other affiliates, including, without limitation, information relating to products, services, processes, designs, formulas, recipes, components, ingredients, developmental or experimental work, improvements, discoveries, plans for research or products, databases, computer programs, software source documents, development tools, other original works of authorship, hardware configuration, marketing and sales plans, business plans, budgets and financial information, prices and costs, customer lists, supplier lists, customer contact and key person lists, information regarding the skills and compensation of employees and contractors of the Company, the existence and terms of this Agreement, and other non-public business information. The term “Confidential Information” includes all of the foregoing information, rights and materials, whether tangible or intangible, whether in written, oral, chemical, magnetic, photographic, electronic, optical or other form, in all stages of research and development, and whether now existing, or developed or created at any time during the Executive’s engagement by the Company. “Confidential Information” does not include any information that (i) is or becomes generally available to the public other than as a result, directly or indirectly, of a breach by the Executive of this Agreement or other obligation of confidentiality owed by the Executive, or (ii) is or becomes available to the Executive on a non-confidential basis from any source unrelated to the Company or its business, which source has represented to the Executive that such source is entitled to disclose such information without the Executive being bound by any obligation of confidentiality (and the Executive reasonably believes such representation after due inquiry), provided that upon the Executive becoming aware that such information is Confidential Information that such source was not entitled to disclose, such information shall thereafter be Confidential Information.

(ii) The Executive acknowledges that all such Confidential Information is the property of Company and that any misappropriation, use or public disclosure of the Confidential Information by the Executive (other than such use or public disclosure in the good faith performance of the Services pursuant to this Agreement) would have an adverse effect on the business of the Company and cause irreparable harm to the Company.

(iii) At all times during and after the Transition Period, the Executive will (i) not use, disclose or otherwise permit any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (collectively, “Persons,” and each a “Person”) to have access to any Confidential Information (except, during the Transition Period, in the good faith performance of the Services pursuant to this Agreement), (ii) not sell, license or otherwise exploit any products or services that embody in whole or in part any Confidential Information and (iii) take all reasonable precautions to prevent disclosure of any Confidential Information to unauthorized Persons.

(iv) At all times during the Transition Period, the Executive will not improperly use or disclose any confidential or proprietary information or trade secrets of any former employer or other Person, and will not bring onto the premises of the Company any unpublished document or any property belonging to any such former employer or Person without the Company’s and such former employer’s or other Person’s written consent.

(v) The Company has and in the future will receive from third parties their confidential or proprietary information subject to a duty to maintain the confidentiality of and to use such information for only certain limited purposes. At all times during and after the Transition Period, the Executive will hold all such third party confidential or proprietary information in the strictest confidence and will not disclose it to any Person or use it except as necessary in the good faith performance of the Services pursuant to this Agreement and in accordance with the Company’s agreement with such third party.

(vi) If the Executive is requested to disclose any Confidential Information to any governmental, regulatory or other authority with proper jurisdiction, the Executive must promptly notify the Company (if such notification is permitted by applicable law) so as to provide the Company with an opportunity to seek a protective order or to take other appropriate action. The Executive must exercise the Executive’s reasonable best efforts (subject to the advice of legal counsel) to cooperate in the Company’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the Confidential Information. If, in the absence of a protective order, the Executive is, in the opinion of legal counsel, compelled as a matter of law to disclose the Confidential Information, the Executive may disclose to the party compelling disclosure such part, and only such part, of the Confidential Information as is required by law or legal process to be disclosed.

b.Non-Competition
(i) During the Restricted Period, the Executive will not, without the prior written consent from the Company regarding the specific solicitations, engagements, or actions proposed, and such consent to be delivered in its sole, good faith discretion, whether on the Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business the business of any then current or prospective client or customer with whom the Executive (or the Executive’s direct reports) had personal contact or dealings on behalf of the Company and its Subsidiaries during the one-year period preceding the Executive’s termination of employment or service, as applicable.

(ii) During the Restricted Period, the Executive will not, without prior written consent from the Company regarding the specific engagement, employment, or investment proposed, and such consent to be delivered in its sole, good faith discretion, directly or indirectly:

(A) engage in the Business in any geographical area that is within 20 miles of any geographical area where the Restricted Group engages in the Business (or has plans to engage in the Business during the Restricted Period);

(B) enter the employ of, or render any services to, a Competitor, except where such employment or services do not relate to the Business; or

(C) acquire a 10% or greater financial interest in a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant.

(iii) Notwithstanding anything to the contrary in this Section 9, the provisions of this herein shall not restrict ownership of any number of single-family homes for personal use by the Executive or up to five additional single-family homes as personal investments.

(iv) During the Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group; or

(B) hire any employee who provided services to the Restricted Group as of the date of the Executive’s termination of employment or service, as applicable, or terminated employment within one year prior to the termination of the Executive’s employment or service, as applicable.

(v) For purposes of this Section 9:

(A) “Business” shall mean the business of acquiring controlling investments in, owning, developing, leasing, operating or managing one to four unit residential real properties, including single-family homes in planned unit developments and individual single-family townhomes and individual residential condominium units in a low-rise or high-rise condominium project, where such properties are located in the United States but excluding, for the avoidance of doubt, (1) any activities undertaken with the prior written consent of the Board and (2) acting as a broker with respect to leasing and sale transactions.

(B) “Competitor” shall mean any Person engaged in the Business in direct competition with the Company and its Subsidiaries, but excluding any Person for which less than 10% of its revenue during its most recent fiscal year is derived from activities similar to the Business.

(C) “Restricted Group” shall mean, collectively, the Company and its Subsidiaries and affiliates.

(D) “Restricted Period” shall mean the Executive’s employment or service, as applicable, and the period equal to one year following the date the Executive ceases employment or service, as applicable, for any reason.

(vi) It is expressly understood and agreed that although the Executive and the Restricted Group consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 9 is an unenforceable restriction against the Executive, the provisions of this Section 9 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Section 9 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

10.Remedies; Indemnification of Executive

a.The Executive understands and acknowledges that his violation of Section 4, Section 9 or any subsection thereof would cause irreparable harm to the Company and the Company would be entitled to an injunction by any court of competent jurisdiction enjoining and restraining the Executive from any employment, service, or other act prohibited by this Agreement. The parties agree that nothing in this Agreement shall be construed as prohibiting the Company from pursuing any remedies available to it for any breach or threatened breach of Section 4, Section 9 or any subsection thereof, including, without limitation, the recovery of actual damages from the Executive or any person or entity acting in concert with the Executive. The Company shall receive injunctive relief without the necessity of posting bond or other security, such bond or other security being hereby waived by the Executive. If any part of Section 9 or any subsection thereof is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable. Furthermore and in recognition that certain provisions in this Agreement are being agreed to by the Company in reliance upon the Executive's compliance with Section 4 and Section 9, in the event of a breach by the Executive of any of the provisions of Section 4, Section 9 or any subsections thereof, damages to the Company would be difficult to determine and, in the event of such breach by the Executive, the Transition Period shall immediately terminate without any action on the part of the Company and: (i) the Company shall be released from its obligation to make any further payments to the Executive under Section 5(a) above, except to the extent of any payment required to satisfy minimum wage rules; (ii) any unvested portion of any Equity Awards as of the date of such breach shall be immediately forfeited and thereafter not be distributed to the Executive. If either the Company or the Executive brings suit to compel performance of, to interpret, or to recover damages for the breach of this Agreement, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys’ fees in addition to costs and necessary disbursements otherwise recoverable. Additionally, if the Executive breaches any of the provisions of Section 4 or Section 9, any payment made or benefit provided pursuant to Section 5 as well as the value of any Equity Awards that are received by Executive shall be disgorged to the Company by the Executive on a pro-rata basis based upon the number of months during the Transition Period and/or the Restriction Period, as applicable, during which he violated the provisions of Section 4 or Section 9.

b.The Company shall defend, hold harmless, and indemnify the Executive pursuant to the terms of the Indemnification Agreement between the Executive and the Company, which is incorporated by reference herein.

11.Miscellaneous

a.Section 409A. It is intended that the compensation arrangements under this Agreement be in full compliance with, or exempt from, Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In addition, any amount of expenses eligible for reimbursement under this Agreement shall be made (i) in accordance with the reimbursement payment date set forth in the applicable provision of this Agreement providing for the reimbursement or (ii) where the applicable provision does not provide for a reimbursement date, thirty (30) calendar days following the date on which the Executive incurs the expenses, but, in each case, no later than December 31 of the year following the year in which the Executive incurs the related expenses; provided that in no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. The Executive and the Company intend and anticipate that the Executive’s resignation from his position as the Executive Vice President, Chief Financial Officer and Treasurer of the Company and transition to the advising position shall not constitute a “separation from service” for purposes of Section 409A.

b.Return of Company Property. Immediately following the termination or expiration of the Transition Period, the Executive must deliver to the Company (and will not knowingly keep in the Executive’s possession or deliver to any other Person) any and all property of the Company (e.g., laptop computers, records, data, notes, reports, proposals, lists, correspondence or specifications) or reproductions of any such property, regardless of the media or format in which such property is retained.

c.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

d.Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding its conflicts of laws, principles or any other rule, regulation or principle that would result in the application of another state’s or jurisdiction's laws.

e.No Admission. Neither the execution of this Agreement by the Company nor the terms hereof constitutes an admission by the Company, or by any agent or employee of the Company, of liability or unlawful conduct in any manner.

f.Severability. If any provision of this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the extent permitted by law, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

g.Assignment. This Agreement is personal to each of the parties hereto. Except as provided in this Section 11 (g), no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company.

h.Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns.

i.Survival. The termination or expiration of the Transition Period shall not constitute or result in the termination of this Agreement. This Agreement shall continue in full force and effect following the termination or expiration of the Transition Period with respect to each of the agreements expressed herein to be performed, satisfied or complied with at any time or during any period following the Transition Period.

j.No Construction Against Drafter. The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the terms of this Agreement shall be construed fairly as to both Parties and not in favor or against either Party.

k.No Employment Relationship. Executive and the Company agree that the Executive will perform services under this Agreement as an independent contractor, retaining control over and responsibility for the Executive’s own actions. Executive will not be considered an employee or agent of the Company as a result of this Agreement nor will Executive have authority to contract in the name of or bind the Company by reason of this Agreement. Executive shall have sole responsibility for the payment of all applicable governmental taxes including federal, state and local income taxes arising out of payments made to Executive hereunder and for all employment and disability insurance, Social Security and other similar taxes applicable to his service hereunder. Executive acknowledges and agrees that Executive shall not be provided with any benefits or perquisites as the Company may extend from time to time to its employees.

l.Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: At the address shown on the records of the Company.

If to the Company: THR Property Management L.P.
1717 Main Street
Suite 2000
Dallas, Texas 75201
Attention: Chief Legal Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

m.No Waver; Modifications. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or other authorized individual as may be designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written, to become effective as of the Resignation Date.

Invitation Homes Inc.

By: /s/Elizabeth Galloway
Name: Elizabeth Galloway
Title: Executive Vice President and Chief Human Resources Officer

Acknowledged and Agreed:
/s/ Ernest M. Freedman     February 1, 2023
Ernest M. Freedman           Date

EXHIBIT A
Bring-Down
General Release and Waiver of Claims
The Executive, hereby acknowledges and certifies that the Executive entered into a letter agreement containing a general release and waiver of claims with Invitation Homes Inc. (the “Company”) dated February 1, 2023 (the “Agreement”). Capitalized but undefined terms used herein shall have the meaning set forth in the Agreement. In consideration for the benefits described in the Agreement, the Executive hereby agrees as follows:
Except for the obligations of the Company as stated in the Agreement, the Executive agrees, of the Executive’s own free will, to voluntarily waive, release, and forever discharge the Company, its parents, affiliates, subsidiaries, and related business entities, and all of their respective past and present shareholders, officers, directors, owners, partners, attorneys, authorized representatives, employees, agents, and their respective predecessors, successors, and assigns (collectively, the “Releasees”) from all actions, lawsuits, proceedings, causes of action(s), claims, causes, debts, charges, complaints, judgments, damages, contracts and promises of any kind, whether known or unknown, which the Executive, the Executive’s heirs, executors, administrators, successors and assigns may have from all time in the past through the date of execution of this General Release and Waiver of Claims (“Release”), including, but not limited to all matters or claims relating to or arising out of the Executive’s employment with the Company or the termination of the Executive’s employment with the Company, whether for tort (including negligence), breach of express or implied contract, intentional infliction of emotional distress, unpaid wages or other compensation, wrongful termination, defamation, libel or slander, or under any federal, state, or local law, as amended, pertaining to discrimination based on age, race, sex, national origin, handicap, religion, disability, sexual orientation, gender identity or expression, or any other category protected under federal, state, or local law. This release of claims includes, but is not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers’ Benefit Protection Act of 1990, the Americans With Disabilities Act, as amended, the Family Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Federal False Claims Act, the Occupational Safety and Health Act, the Equal Pay Act, all as amended, and other federal, state, and local laws, statutes or ordinances; federal and state constitutions; the common law; and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law. The Executive does not waive or release any claims which arise after the signing of this Release. The Executive acknowledges there might have been claims about which the Executive did not know and the Executive further expressly waives and assumes the risk of any and all claims for damages which may exist as of the date of execution of this Release but which the Executive does not know of or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, whether of the Executive or any other person, and which, if known, would materially affect the Executive’s decision to enter into this Release. Even knowing that, the Executive agrees to execute this Release. Provided the Executive does not revoke this Release, this release shall be effective on the 8th day following the Executive’s execution of this Release.
The Executive represents that the Executive has not filed or permitted to be filed against any of the Releasees, individually or collectively, any lawsuit, complaint, charge, proceeding, or the like, before any local, state, or federal agency, court, or other body (each, a “Proceeding”), and the Executive covenants and agrees that the Executive will not do so at any time hereafter with respect to the subject matter of the Release and claims released pursuant to the Release (including, without limitation, any claims relating to the termination of the Executive’s employment), except as may be necessary to enforce the Agreement, to seek a determination of the validity of the waiver of the Executive’s rights under the ADEA, or to initiate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any similar governmental agency.
Nothing in this Release shall prohibit or impede the Executive from communicating, cooperating or filing a complaint on possible violations of U.S. federal, state or local law or regulation to or with any governmental agency or regulatory authority (collectively, a “Governmental Entity”), including, but not limited to, the SEC, EEOC, OSHA, or the NLRB, or from making other disclosures to any Governmental Entity that are protected under the whistleblower provisions of U.S. federal, state or local law or regulation, provided that in each case such communications and disclosures are consistent with applicable law and the Executive waive any right to recover or receive any monetary damages or other relief, including, but not limited to, back pay, front pay, and attorneys’ fees.
The Executive understands and acknowledges that (a) an individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Moreover, the Executive shall not be required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure. Except as otherwise provided in this paragraph or under applicable law, under no circumstance is the Executive authorized to disclose any information covered by the Company’s or its affiliates’ attorney-client privilege or attorney work product or the Company’s trade secrets without prior written consent of the Company’s Chief Executive Officer.
The Executive expressly represents and acknowledges that (i) the Company has advised the Executive to consult with legal counsel, (ii) that the Executive has had twenty-one (21) days to review the Release, (iii) the Release cannot be signed prior to the Termination Date, (iv) the Executive have the right to revoke the Release for a period of seven days following the Executive’s execution of the Release (the “Revocation Period”), by giving written notice of such revocation to the Company’s Chief Executive Officer on or before 5:00 p.m. Eastern time on the last day of the Revocation Period and (v) provided the Executive has not revoked the Release during the Revocation Period, the Release shall be effective on the eighth day following the Executive’s execution of this Release.

Acknowledged and agreed:
EXECUTIVE
/s/ Ernest M. Freedman
________________________________________
Ernest M. Freedman
February 1, 2023____________________________
Date